UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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FRONT YARD RESIDENTIAL CORPORATION
(Name of Registrant as Specified in Its Charter)

SNOW PARK CAPITAL PARTNERS MASTER FUND, LP

SNOW PARK CAPITAL PARTNERS, GP

SNOW PARK CAPITAL PARTNERS, LP

SNOW PARK CAPITAL MANAGEMENT, LLC

JEFFREY PIERCE

JPL OPPORTUNITY FUND LP

SOARING EAGLE LLC

JPL MANAGEMENT SERVICES LLC

JPL ADVISORS LLC

LAZAR NIKOLIC

PHILIP R. CHAPMAN

JAY S. NICKSE

WICKAPOGUE STRUCTURED CREDIT FUND, LP

WICKAPOGUE GP, LLC

TRADETWINS VENTURES, LLC

LELAND ABRAMS

TIMBERLINE FUND, LP

TIMBERLINE FUND GP, LLC

WYNKOOP, LLC

BRANDON JUNDT

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Snow Park Capital Partners, LP, together with the other participants named herein (collectively, “Snow Park”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes for the election of Snow Park’s slate of highly qualified director nominees to the Board of Directors of Front Yard Residential Corporation, a Maryland corporation (the “Company”), at the Company’s upcoming 2019 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

Item 1: On May 7, 2019, Snow Park issued a Supplemental Investor Presentation, which is attached as Exhibit 1. The Supplemental Investor Presentation was also posted by Snow Park to www.RenewRESI.com.

Item 2: On May 7, 2019, Snow Park issued the following press release, which was also posted by Snow Park to www.RenewRESI.com:

Snow Park Releases Presentation Detailing Front Yard’s Recent Distortions and Misrepresentations

Believes Front Yard’s Recent Presentation Entitled “The Right Plan. The Right Board.” Includes No Credible Strategy for Realizing the Company’s Stated Net Asset Value of $17.50 Per Share

Highlights in Rebuttal Deck How the Company is Misleading Stockholders and Mischaracterizing its Current Dire State

Lays Out an Array of Value-Destructive Failures and Lapses That Front Yard Refuses to Address or Even Acknowledge

Urges Stockholders to Vote the BLUE Proxy Card to Elect the Highly-Qualified and Independent Snow Park Slate, Which Has Outlined Specific Objectives for a Thorough Strategic Review and Exploration of Alternatives

NEW YORK--(BUSINESS WIRE)--Snow Park Capital Partners, LP (together with its affiliates, “Snow Park” or “we”) today issued a detailed presentation in response to the one released by Front Yard Residential Corporation (NYSE: RESI) (“Front Yard” or the “Company”) on May 3rd. The full presentation can be found at www.RenewRESI.com.

Snow Park, which together with the other participants in its solicitation beneficially owns approximately 2.1% of Front Yard’s outstanding shares, urges all stockholders to vote the BLUE proxy card today. Our nominees – stockholders Leland Abrams, Lazar Nikolic and Jeffrey Pierce – possess strong real estate pedigrees, robust mortgage and financial services experience, and deep knowledge of effective corporate governance practices in the Real Estate Investment Trust (“REIT”) sector. We believe a reconstituted Board of Directors (the “Board”) that includes our nominees will have the necessary expertise and ownership perspectives to support a full strategic review and help the incumbent directors identify paths to value creation at Front Yard.

If elected, our nominees plan to advocate for a thorough review that considers all alternatives, including the following potential paths that are expanded upon in the presentation released today:

1.	Full Sale of the Company – Given that there has been a tremendous amount of private capital flowing into real estate investment vehicles in recent years, we believe now is the time for Front Yard to consider exploring a sale to a company with the operating efficiencies and scale to realize the full value of the portfolio. We believe this option offers stockholders significant benefits, including realizing a sizable premium on Front Yard’s underperforming shares.

2.	Asset Sales to De-Lever and Grow Distributions – The significant amount of private capital that has flowed into real estate investment vehicles provides a tailwind for Front Yard to explore an orderly sale process for parcels within its portfolio. We believe this option – although secondary to an outright sale – offers stockholders significant benefits over time, including decreasing Front Yard’s valuation gap and returning capital to stockholders.

3.	Cost-Cutting Initiatives to Pursue Profitability at 16,000 Home Level – If necessary, Front Yard can drastically reduce costs across the board to try to demonstrate to stockholders that 16,000 homes can be operated profitably. Executing at this scale could possibly enable the Company to issue more equity at reasonable levels and increase scale. We lay out specific initiatives that our nominees would work to execute under this scenario.

Jeffrey Pierce, Founder and Managing Partner of Snow Park, commented: “We believe the presentation released by Front Yard misrepresents the dire state of the Company and fails to address its value-destructive lapses with respect to strategy, performance, and governance. In our view, the presentation only reinforces that the incumbent Board and management have no credible strategy for realizing the tremendous real estate value that remains trapped within Front Yard’s shares. Moreover, we feel stockholders should not be deceived by Front Yard’s contention that it is at an ‘inflection point’ now that it is internalizing property management and incrementally increasing Net Operating Income – neither of which have resulted in any positive cash flows or profits for stockholders to date. After four years of stockholder suffering, it is time to disrupt the status quo and put owners in the boardroom to finally help drive an actionable, practical plan to create value.”

An overview of the issues and failures that Front Yard does not address in its recent presentation include:

•	Miserable Total Shareholder Returns – Despite operating during a bull market in the single-family space and a period of tremendous economic growth, Front Yard has dramatically underperformed industry benchmarks and its two public company peers: American Homes 4 Rent and Invitation Homes. The Company’s shares are down approximately 50% over the past four years.

•	Excessive General & Administrative Expenses – Front Yard’s incumbent Board has sat idle while the Company’s General & Administrative expenses remain at levels that far exceed more profitable peers – by any measure.

•	Staggering Valuation Gap – Although REITs often trade at modest discounts to their Net Asset Value (“NAV”) calculations, Front Yard’s shares trade at a consistent 50-60% discount to the Company’s own stated NAV.[1] This is the second largest discount to NAV out of all publicly-traded REITs in the United States.[2]

•	Strategic Lapses – Front Yard has been built up in recent years through unsustainable, leverage-fueled acquisitions, leaving stockholders burdened with more risk and hindering its ability to execute a capital markets transaction. The Company has one of the most highly leveraged balance sheets in the REIT sector.

•	Persistent Structural Issues – For Front Yard, spurring growth and reining in costs is nearly impossible right now given its poorly designed external management agreement with Altisource Asset Management Corporation (“AAMC”) and excessively leveraged balance sheet.

•	Minimal Management-Level Accountability and Broken Promises – Management consistently overpromises in its proclamations before ultimately underdelivering, including telling stockholders to expect “distributable income of 9-11% on equity.”[3] Stockholders are still waiting to realize the roughly 85% of uncaptured upside in Front Yard’s shares.

•	Weak Corporate Governance – Front Yard defies best practices in corporate governance and severely limits the ability of stockholders to spur necessary changes and have their voices heard.

•	Lack of Board-Level Independence – Front Yard’s Board in recent years has added former long-term colleagues of the chief executive, George Ellison, who himself is the Chairman and CEO of the Company’s external manager, AAMC.

•	Poor Alignment with Stockholders – The incumbent independent directors’ lack of a vested financial interest in Front Yard’s performance causes, in our view, a misalignment of interests between stockholders and the Board.

1 As of market close on April 1, 2019, Front Yard’s shares were trading at $9.41 (a NAV of $17.50 was set forth in Front Yard’s February 2019 earnings call transcript)

2 S&P Market Intelligence, “NAV Monitor: REITs trade at 6.0% discount to NAV at March-end,” April 2, 2019

3 Front Yard’s earnings call transcripts from May 2016 through November 2018

To review all elements of Snow Park’s presentation, visit www.RenewRESI.com.

We urge Front Yard stockholders to vote FOR all three of Snow Park’s highly-qualified, independent nominees on the BLUE Proxy Card and to return it in your postage-paid envelope provided. If you have already voted Front Yard’s proxy card, you can change your vote by providing a later dated BLUE proxy.

Should you have any questions or need assistance with voting, please contact Saratoga Proxy Consulting LLC at (888) 368-0379 or (212) 257-1311 or by email at info@saratogaproxy.com.

PROTECT YOUR INVESTMENT. PLEASE SIGN, DATE, AND MAIL THE BLUE PROXY CARD TODAY!

About Snow Park

Snow Park Capital Partners, LP is a privately-held investment manager that specializes in investing in publicly-traded real estate securities across the capital structure. Based in New York City and founded by Jeffrey Pierce, the firm focuses on producing strong risk-adjusted returns for a diverse investor base of public institutions, private entities and qualified individual clients.

Contacts

For Investors:

Saratoga Proxy Consulting LLC

John Ferguson / Joe Mills, 212-257-1311

jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

Profile

Greg Marose / Ashley Areopagita, 347-343-2999

gmarose@profileadvisors.com / aareopagita@profileadvisors.com

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